Exhibit (k)(5)

EXECUTION VERSION

ACCOUNT CONTROL AGREEMENT

This Account Control Agreement, dated as of September 28, 2010 (as amended, supplemented and otherwise modified from time to time, this “Agreement”), is by and among OFS CAPITAL WM, LLC (the “Borrower”), WELLS FARGO DELAWARE TRUST COMPANY, N.A. (the “Trustee”), WELLS FARGO SECURITIES, LLC (the “Administrative Agent”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Intermediary (the “Bank” or the “Securities Intermediary”).

Article I

1.1 Borrower is a party to that certain Loan and Security Agreement, dated as of the date hereof (as amended, modified and supplemented from time to time, the “Loan and Security Agreement”), by and among the Borrower, the Trustee, MCF Capital Management LLC, each of the lenders from time to time party thereto and the Administrative Agent, pursuant to which the Borrower granted a security interest in favor of the Trustee for the benefit of the Secured Parties (as defined therein) in certain of its assets including, without limitation, the Accounts (as defined in Section 1.4 herein) and all Cash and Financial Assets credited thereto, all income from the investment of funds therein and any other proceeds deposited in or credited to any Account and held by the Bank pursuant to the Loan and Security Agreement. Capitalized terms used but not defined herein shall have the meanings given such terms in the Loan and Security Agreement.

1.2. Each Account and the financial assets, investment property, funds, checks and each other item of property held therein as of the date hereof, together with the proceeds, investments and reinvestments thereof, and any property that may be subsequently added to any Account (together with its proceeds, investments and reinvestments), plus all income at any time held in any Account, represent property pledged to the Trustee under the Loan and Security Agreement, or over which the Trustee, on behalf of the Secured Parties, shall have the right to exercise control as provided herein, and are collectively referred to in this Agreement as the “Account Collateral.” The Bank acknowledges the security interest of the Trustee granted pursuant to the Loan and Security Agreement and agrees to hold the Collateral for the Borrower and the Trustee as provided herein.

1.3 Except as otherwise specifically provided herein, the terms used in this section (and capitalized hereafter) shall have the respective meanings ascribed to such terms in Article 8 or Article 9 (as applicable) of the Uniform Commercial Code as in effect in the State of New York from time to time (the “Code”). The Bank agrees and confirms that: (a) each Account is and will remain a Securities Account; (b) all Loans and

Permitted Investments delivered pursuant to the Loan and Security Agreement will be promptly credited to the Collateral Account and that all payments of any kind in respect of the Account Collateral will be promptly credited to the General Collection Account; and (c) in the ordinary course of its business, the Bank maintains Securities Accounts for others and is acting and at all times will act with respect to the Accounts in the capacity of a “securities intermediary” within the meaning of Section 8-102(a)(14) of the UCC. Additionally, the parties hereto agree that (1) each item of property held in or credited to any Account, including without limitation cash balances and funds, shall be treated as a Financial Asset; (2) the interests of the Borrower and/or the Trustee in the Financial Assets held in or credited to any Account will be treated as Security Entitlements; (3) for the purposes of the Accounts and this Agreement, the State of New York shall be deemed to be the “securities intermediary’s jurisdiction,” within the meaning of Section 8-110(e) of the Code, of the Bank; and (4) this Agreement provides (among other things) rules governing the priority among possible Entitlement Orders received by the Bank from the Borrower, the Loan Manager, the Trustee and any other persons entitled to give Entitlement Orders with respect to the Accounts and all Financial Assets credited thereto.

1.4 The Bank confirms that, at the direction and on behalf of the Trustee and the Borrower, it has established the Accounts in the name of the Borrower, subject to the security interest in all such Accounts and all assets at any time credited thereto, granted to the Trustee on behalf of the Secured Parties pursuant to the Loan and Security Agreement, and has recorded each on its books and records with the titles (a) for account #80551800, “Collateral Account”, (b) for account #80551801, “General Collection Account”, (c) for account #80551803, “Principal Collections Account”, (d) for account #80551802, “Interest Collections Account”, (e) for account #80551804, “Unfunded Exposure Account” and (f) for account #80551805, “Expense Reserve Account” (collectively, the “Accounts”), with such abbreviations as may be required to comply with the Bank’s operating systems. The Bank shall not change the account number of any Account prior to termination of this Agreement without the prior written consent of the Borrower and the Trustee. All Financial Assets credited to any Account shall, as applicable, be registered in the name of, payable to the order of, or specially endorsed to the Trustee or in blank or credited to another securities account maintained by the Bank in the name of the Trustee. The Borrower and the Trustee each hereby appoint the Bank to perform its duties as hereinafter set forth and authorize the Bank to hold the Collateral in the Accounts in Registered form as provided herein.

Article II

2.1 The terms of the Loan and Security Agreement, including those governing investment of cash, exercise of investment authority by the Borrower or any investment manager(s), delivery and receipt of securities, cash or other property by the Trustee in settlement of purchases, sales or other transfers or upon redemptions, maturities, tenders and other corporate actions, and payment of the fees and expenses of the Trustee shall continue to apply to the Accounts.

2.2 The Bank agrees to comply with all Entitlement Orders originated by the Trustee, acting at the direction of the Administrative Agent or the Controlling Lender, with respect to any Account, without further consent of the Borrower or any other person. The Bank shall not comply with any Entitlement Orders of any other person except as specifically otherwise provided in this Agreement. The Bank will not enter into any other agreement governing any Account without the prior written consent of the Trustee, the Borrower, the Loan Manager and the Administrative Agent.

2.3 Notwithstanding any provisions of the Loan and Security Agreement or this Agreement that may be to the contrary:

2.3.1 Until the Bank has received a Notice of Exclusive Control, the Bank shall (a) permit the Loan Manager, on behalf of the Borrower, to apply amounts credited to the Accounts, pursuant to the terms of the Loan and Security Agreement; and (b) permit the Loan Manager, on behalf of the Borrower, to exercise all voting, trading and other rights with respect to securities credited to any of the Accounts, and shall comply with all Entitlement Orders or other instructions of Loan Manager, on behalf of the Borrower, with respect thereto; provided that any release of Collateral subject to the Lien of the Loan and Security Agreement shall be approved by the Trustee, acting at the direction of the Administrative Agent or the Controlling Lender, in accordance with the provisions of the Loan and Security Agreement.

2.3.2 Upon receipt by the Bank of a Notice of Exclusive Control, and until such time as the Notice of Exclusive Control is withdrawn or rescinded by the Trustee in writing or this Agreement is terminated in accordance with its terms, the Bank (a) shall not honor any direction to exercise any voting, trading or other ownership rights with respect to securities in the Accounts, or any settlement instructions, or other Entitlement Orders from the Borrower or the Loan Manager on behalf of the Borrower, or any person other than the Trustee, acting at the direction of the Administrative Agent or the Controlling Lender, with respect to the Accounts and any Account Collateral and (b) shall, without the further consent of the Borrower or any other party, act solely upon the Trustee’s Entitlement Orders or other written instructions with respect to the Collateral, which instructions may include the redemption of any or all of the Collateral or the transfer thereof to the Trustee and/or the Administrative Agent.

2.3.3 The Bank shall, at all times, permit the Loan Manager to apply amounts credited to the Expense Reserve Account, pursuant to Section 2.9(f) of the Loan and Security Agreement.

2.3.4 For purposes of this Agreement, a “Notice of Exclusive Control” shall mean a notice addressed to the Bank, delivered by the Trustee as directed by the Controlling Lender in accordance with Section 12.2(b) of the Loan and Security Agreement stating that the Trustee is exercising exclusive control over the Collateral.

Article III

3.1 The Bank shall not have any duties or obligations except those expressly set forth herein and shall satisfy those duties expressly set forth herein so long as it acts without gross negligence, willful misconduct or bad faith. Without limiting the generality of the foregoing, the Bank shall not be subject to any fiduciary duty or any implied duties, and the Bank shall not have any duty to take any discretionary action or exercise any discretionary powers. None of the Bank, any Affiliate of the Bank, or any officer, agent, stockholder, partner, member, director or employee of the Bank shall have any liability, whether direct or indirect and whether in contract, tort or otherwise (i) for any action taken or omitted to be taken by any of them hereunder or in connection herewith unless such act or omission constituted gross negligence, willful misconduct or bad faith or (ii) for any action taken or omitted to be taken by the Bank in accordance with the terms hereof at the express direction of the Trustee. In addition, the Bank shall have no liability for making any investment or reinvestment of any cash balance in any Account pursuant to the terms of this Agreement; provided that the foregoing shall not limit the liability of the Wells Fargo Bank, N.A., acting in its individual capacity, where it is the obligor under, issuer of or counterparty to any such investment. The liabilities of the Bank shall be limited to those expressly set forth in this Agreement. With the exception of this Agreement (and relevant terms used herein and expressly defined in the Loan and Security Agreement), the Bank is not responsible for or chargeable with knowledge of any terms or conditions contained in any agreement referred to herein, including, but not limited to, the Loan and Security Agreement.

3.2 The Borrower hereby indemnifies and holds harmless the Bank, its Affiliates and their respective officers, directors, employees, representatives and agents (collectively referred to for the purposes of this Section 3.2 as the Bank), against any loss, claim, damage, expense or liability (including the costs and expenses of defending against any claim of liability), or any action in respect thereof, to which the Bank may become subject, whether commenced or threatened, insofar as such loss, claim, damage, expense, liability or action arises out of or is based upon the execution, delivery or performance of this Agreement, but excluding any such loss, claim, damage, expense, liability or action arising out of the bad faith, gross negligence or willful misconduct of the Bank, and shall reimburse the Bank promptly upon demand for any reasonable and documented out-of-pocket legal or other expenses reasonably incurred by the Bank in connection with investigating or preparing to defend or defending against or appearing as a third party witness in connection with any such loss, claim, damage, expense, liability or action as such expenses are incurred. No provision of this Agreement shall require the Bank to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The provisions of this section will survive the termination of this Agreement and the resignation or removal of the Bank.

3.3 The Bank may disregard any and all notices or instructions received from any source, except only (i) such notices or instructions as are specifically provided for in this Agreement with respect to the Collateral contemplated pursuant to Sections 2.2, 2.3.1 and 2.3.2, and (ii) orders or process of any court which the Bank in good faith believes to have jurisdiction over it, the Accounts or any property held pursuant to this Agreement. If from time to time any property held pursuant to this Agreement becomes subject to any order, judgment, decree, injunction or other judicial process (“Order”), the Bank may comply with any such Order in good faith without liability to any person, even though such Order may thereafter be annulled, reversed, modified or vacated. In addition, the Bank shall be fully protected in honoring any notice of levy or other request for transfer of funds that the Bank believes in good faith to be binding on it and to have originated with the Internal Revenue Service or an appropriate taxing authority of any state or municipality (“Levy”). The Bank may comply with any Order or Levy regardless of whether the Bank has previously received a Notice of Exclusive Control.

3.4 Whenever the Bank shall receive or become aware of any adverse claim by any third party with respect to this Agreement, any Account or any property held hereunder, the Bank may without liability refrain in good faith from any action until the adverse claim or conflict has been resolved. Unless prohibited by law, the Bank shall immediately notify the Trustee, the Administrative Agent, the Loan Manager and the Borrower of any such adverse claim at the address for notices set forth in the Loan and Security Agreement or such more recent address provided pursuant to the Loan and Security Agreement. Except for the claims and interest of the Trustee or the Borrower in any Account, the Bank does not know of any claim to or interest in any Account or in any Financial Assets credited thereto.

3.5 The Bank shall not be responsible for any losses incurred in liquidating securities or other property to satisfy a distribution request hereunder or for the validity, enforceability, perfection or priority of any lien, charge, security interest or other encumbrance claimed by any person against, in or with respect to the Collateral, any Account or any asset thereof.

3.6 The Bank shall be fully protected in relying without investigation upon any written notice, demand, certificate or other document which it in good faith believes to be genuine, as to the truth and accuracy of the statements made therein, the identity and authority of the persons executing the same and the validity of any signature thereon.

3.7 The Bank shall have a lien against the Accounts to secure payment of its fees and reimbursement of its expenses under this Agreement and the Loan and Security Agreement pertaining to the Accounts, which lien shall be prior to that of the Trustee. The Bank agrees to subordinate to the security interest of the Trustee under the Loan and Security Agreement all other liens and rights of set-off the Bank may now have or hereafter acquire with respect to any Account or the Collateral, and to waive all other charges or rights of setoff against each Account and the Collateral.

3.8 The obligation of the Borrower to pay any amounts in respect of the Bank shall be subject to the priority of payments set forth in the Loan and Security Agreement and shall survive the termination of this Agreement and the resignation or removal of the Bank.

3.9 The Borrower shall be responsible for, and hereby agrees to pay, all reasonable and documented out-of-pocket costs and expenses incurred by the Bank in connection with the establishment and maintenance of each Account, including the Bank’s customary fees and expenses, any reasonable and documented out-of-pocket costs or expenses incurred by the Bank as a result of conflicting claims or notices involving the parties hereto, including the reasonable fees and expenses of its external legal counsel, and all other reasonable costs and expenses incurred in connection with the execution, administration or enforcement of this Agreement including reasonable attorneys’ fees and costs, whether or not such enforcement includes the filing of a lawsuit.

3.10 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Bank has been advised of such loss or damage and regardless of the form of action.

3.11 THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.12 This Agreement may be amended from time to time by written instrument executed by all the parties and shall benefit, and be binding upon, the parties hereto and their respective heirs, representatives, successors and assigns. The invalidity or unenforceability of any separate provision of this Agreement shall not affect the validity and enforceability of the remaining provisions hereof.

3.13 This Agreement shall be for the sole benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall be construed to give any right, action or cause of action against the Bank to any other person and no such person shall be considered a third-party beneficiary of this Agreement for any purpose.

3.14 This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

3.15 This Agreement shall continue in effect until the Trustee, at the direction of the Controlling Lender or in accordance with Section 8.2(b)(iii) of the Loan and Security Agreement, has notified the Bank in writing that this Agreement, or its security interest in the Accounts and the Financial Assets credited thereto, is terminated (a “Termination Notice”). Upon receipt of a Termination Notice, the obligations of the Bank hereunder with respect to the operation and maintenance of the Accounts shall terminate, the Trustee shall have no further right to originate instructions concerning the Accounts and any previous Notice of Exclusive Control delivered by the Trustee shall be deemed to be of no further force and effect.

3.16 Each party to this Agreement submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

3.17 The parties hereto acknowledge that the payment of all amounts (if any) pursuant to this Agreement shall be due and payable only from and to the extent of the Collateral in accordance with the priorities set forth in the Loan and Security Agreement and only to the extent funds are available for payments in accordance with such priorities.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Account Control Agreement, intending it to be effective as of the date first above written.

OFS CAPITAL WM, LLC

By:	OFS Capital, LLC, its Administrative Manager

By:	Orchard First Source Asset Management, LLC, its Manager

By:	Orchard First Source Capital, Inc., its Managing Member

By:	/s/ Glenn R. Pittson
Name: Glenn R. Pittson
Title: President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Intermediary

By:	/s/ Michael Roth
Name: Michael Roth
Title: V.P.

WELLS FARGO DELAWARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Patrick F. Gallagher
Name: Patrick F. Gallagher
Title: Assistant Vice President

WELLS FARGO SECURITIES, LLC, as Administrative Agent

By:	/s/ Mike Romanzo
Name: Mike Romanzo, CFA
Title: Director

Signature Page to Account Control Agreement